As filed with the Securities and Exchange Commission on March 25, 2014

Registration No. 333-189643

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 7

TO

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

CBS OUTDOOR AMERICAS INC.

(Exact Name of Registrant as Specified in Its Governing Instruments)

405 Lexington Avenue, 17th Floor

New York, NY 10174

(212) 297-6400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Lawrence P. Tu

405 Lexington Avenue, 17th Floor

New York, NY 10174

(212) 297-6400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Matthew D. Bloch
David E. Shapiro	Lawrence P. Tu	Jennifer A. Bensch
Wachtell, Lipton, Rosen & Katz	CBS Corporation	Weil, Gotshal & Manges LLP
51 West 52nd Street	51 West 52nd Street	767 Fifth Avenue
New York, NY 10019	New York, NY 10019	New York, NY 10153
(212) 403-1000 (Telephone)	(212) 975-4321 (Telephone)	(212) 310-8000 (Telephone)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE CHART

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.01 par value per share	23,000,000	$28.00	$644,000,000	$83,708

(1)	Estimated pursuant to Rule 457(a) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, and includes shares of common stock that the underwriters have an option to purchase.
(2)	Calculated pursuant to Rule 457(a) of the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

CBS Outdoor Americas Inc. is filing this Amendment No. 7 (the “Amendment”) to its Registration Statement on Form S-11 (Registration No. 333-189643) (the “Registration Statement”) as an exhibit-only filing to file Exhibits 1.1 and 8.1. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the SEC registration fee and the Financial Industry Regulatory Authority (“FINRA”) filing fee.

SEC Registration Fee	$83,708
Stock Exchange Listing Fee	250,000
FINRA Filing Fee	97,100
Printing and Engraving Expenses	600,000
Legal Fees and Accounting Fees and Expenses (other than Blue Sky Expenses)	5,000,000
Blue Sky Expenses	25,000
Other Fees and Expenses	100,000
Total	$6,155,808

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

Pursuant to the Reorganization Agreement, we transferred 100 shares of our common stock to our parent, an indirect wholly owned subsidiary of CBS, as part of the consideration for the contribution of the entities comprising CBS’s Outdoor Americas operating segment to us pursuant to the CBS reorganization transactions, under an exemption from registration provided by Section 4(a)(2) of the Securities Act. On March 14, 2014, our board of directors declared a 970,000-for-one split of our common stock effected through a dividend to our parent, a wholly owned subsidiary of CBS. As a result of the stock split, the 100 shares of our common stock then outstanding were converted into 97,000,000 shares of our common stock. Also on March 14, 2014, our board of directors declared a contingent dividend to our parent, payable in an aggregate amount of 3,000,000 shares of our common stock less the total number of shares of our common stock actually purchased by the underwriters pursuant to their option to purchase additional shares. These shares of our common stock, if any, are payable to our parent at the end of the 30-day period in which the underwriters may exercise their option. As a result, there will be 120,000,000 shares of our common stock outstanding regardless of whether the underwriters exercise their option to purchase additional shares. See “Use of Proceeds.”

Item 34.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter will contain a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law requires us (unless our charter provides otherwise, which our charter will not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The Maryland General Corporation Law permits us to indemnify any present or former director or officer, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with any proceeding to which he or she may be made or threatened to be made a party by reason of his or her service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the Maryland General Corporation Law, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that a personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses.

In addition, the Maryland General Corporation Law permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good-faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•	a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter will authorize us, and our bylaws will obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; and

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, trustee or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws will also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee of our company or a predecessor of our company.

The indemnification and payment or reimbursement of expenses provided by the indemnification provisions of our charter and bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any statute, bylaw, resolution, insurance, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, we intend to enter into separate indemnification agreements with each of our directors in the form filed as Exhibit 10.5 to this Registration Statement. Each indemnification agreement will provide, among other things, for indemnification as provided in the agreement and otherwise to the fullest extent permitted by law and our charter and bylaws against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees. The indemnification agreements will provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such advancement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be contributed to an account other than the appropriate capital account.

Item 36.	Financial Statements and Exhibits.

(A)        Financial Statements.  See Index to Combined Consolidated Financial Statements and the related notes thereto.

(B)        Exhibits.  The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit

1.1	Form of Underwriting Agreement among CBS Outdoor Americas Inc. and the underwriters named therein
2.1**	Agreement and Plan of Reorganization, dated as of January 15, 2014
2.2**	Form of Master Separation Agreement
3.1**	Form of Articles of Amendment and Restatement of CBS Outdoor Americas Inc.
3.2**	Form of Amended and Restated Bylaws of CBS Outdoor Americas Inc.
4.1**	Indenture for Senior Notes, dated as of January 31, 2014
4.2**	Registration Rights Agreement for Senior Notes, dated as of January 31, 2014
5.1**	Opinion of Venable LLP
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to REIT tax matters
10.1**	Form of Tax Matters Agreement
10.2**	Form of Transition Services Agreement
10.3**	Form of Registration Rights Agreement
10.4**	Form of License Agreement
10.5**	Form of Director Indemnification Agreement
10.6**	Senior Credit Facilities Agreement, dated as of January 31, 2014
10.7**	Form of CBS Outdoor Americas Inc. Omnibus Incentive Plan
10.8**	Form of CBS Outdoor Americas Inc. Executive Bonus Plan
10.9**	CBS Outdoor Americas Inc. Excess 401(K) Plan, effective as of January 1, 2014
10.10**	Employment Agreement with Jeremy J. Male, dated as of September 6, 2013
10.11**	Employment Agreement with Wally Kelly, dated as of August 21, 2013
10.12**	Employment Agreement with Donald R. Shassian, dated as of November 20, 2013
10.13**	Employment Agreement with Raymond Nowak, dated as of November 25, 2013
10.14**	Employment Letter with Richard Sauer, dated as of October 26, 2006
10.15**	Employment Agreement with Richard Sauer, dated as of February 17, 2014
21.1**	List of Subsidiaries of Registrant
23.1**	Consent of Venable LLP (included in Exhibit 5.1)
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)
23.3**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
24.1**	Power of Attorney of Leslie Moonves
24.2**	Power of Attorney of Joseph R. Ianniello
99.1**	Consent of Director Nominee (Anthony G. Ambrosio)
99.2**	Consent of Director Nominee (Jeremy J. Male)
99.3**	Consent of Director Nominee (Joseph H. Wender)
99.4**	Consent of Director Nominee (Lawrence P. Tu)
99.5**	Consent of Director Nominee (Peter Mathes)

**	Previously filed.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 25th day of March, 2014.

CBS Outdoor Americas Inc.

By:	/S/ JOSEPH R. IANNIELLO
Name: Joseph R. Ianniello Title: President, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ LESLIE MOONVES	Chairman and Director	March 25, 2014
Leslie Moonves

/S/ JOSEPH R. IANNIELLO	President, Treasurer and Secretary and Director	March 25, 2014
Joseph R. Ianniello

/S/ JEREMY J. MALE	Chief Executive Officer (principal executive officer)	March 25, 2014
Jeremy J. Male

/S/ DONALD R. SHASSIAN Donald R. Shassian	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	March 25, 2014